EXHIBIT 23.2

May 1, 2014

Cabot Oil & Gas Corporation

Three Memorial City Plaza

840 Gessner Road, Suite 1400

Houston, Texas 77024

Re:	Securities and Exchange Commission

Form S-8 of Cabot Oil & Gas Corporation

Ladies and Gentlemen:

The firm of Miller and Lents, Ltd. consents to the use of its name and to the use of its report dated January 23, 2014, regarding the Cabot Oil & Gas Corporation Proved Reserves and Future Net Revenues as of December 31, 2013, which report is to be included by reference in Form S-8 to be filed by Cabot Oil & Gas Corporation with the Securities and Exchange Commission.

Miller and Lents, Ltd. has no financial interest in Cabot Oil & Gas Corporation or in any of its affiliated companies or subsidiaries and is not to receive any such interest as payment for such report and has no director, officer, or employee employed or otherwise connected with Cabot Oil & Gas Corporation. We are not employed by Cabot Oil & Gas Corporation on a contingent basis.

Yours very truly,

MILLER AND LENTS, LTD.
Texas Registered Engineering Firm No. F-1442

By:	/s/ Carl D. Richard, P.E.
Carl D. Richard, P.E.
Senior Vice President